Filed Pursuant to Rule 433

Registration No. 333-291208

Free Writing Prospectus

(To Prospectus dated October 31, 2025 and

Preliminary Prospectus Supplement dated November 4, 2025)

$1,200,000,000

Westlake Corporation

$600,000,000 5.550% Senior Notes due 2035

$600,000,000 6.375% Senior Notes due 2055

Final Term Sheet

November 4, 2025

Issuer:	Westlake Corporation

Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB+ / BBB

Aggregate Principal Amount: Principal Amount of Each Series:	$1,200,000,000 $600,000,000 for the 2035 Notes $600,000,000 for the 2055 Notes

Maturity Date:	November 15, 2035 for the 2035 Notes November 15, 2055 for the 2055 Notes

Coupon (Interest Rate):	5.550% for the 2035 Notes 6.375% for the 2055 Notes

Benchmark Treasury:	UST 4.250% due August 15, 2035 for the 2035 Notes UST 4.750% due May 15, 2055 for the 2055 Notes

Benchmark Treasury Price and Yield:	101-09+ / 4.087% for the 2035 Notes 101-06+ / 4.674% for the 2055 Notes

Spread to Benchmark Treasury:	+150 bps for the 2035 Notes +175 bps for the 2055 Notes

Yield to Maturity:	5.587% for the 2035 Notes 6.424% for the 2055 Notes

Price to Public:	99.717% of the principal amount for the 2035 Notes 99.349% of the principal amount for the 2055 Notes

Interest Payment Dates:	Semi-annually on each May 15 and November 15, commencing on May 15, 2026

Optional Redemption:

2035 Notes:

Make-Whole Call:

 At any time prior to August 15, 2035 at a discount rate of Treasury + 25 bps

Par Call:

 On or after August 15, 2035 at 100%

2055 Notes:

Make-Whole Call:

 At any time prior to May 15, 2055 at a discount rate of Treasury + 30 bps

Par Call:

 On or after May 15, 2055 at 100%

Trade Date:	November 4, 2025

Settlement Date**:	November 6, 2025 (T+2)

CUSIP / ISIN:	960413 BB7 / US960413BB77 for the 2035 Notes 960413 BC5 / US960413BC50 for the 2055 Notes

Joint Book-Running Managers:

BofA Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

*

None of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

**

It is expected that delivery of the notes will be made against payment therefor on or about November 6, 2025, which is the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer or any underwriter participating in this offering can arrange to send you the prospectus supplement and accompanying prospectus if you request it by contacting BofA Securities, Inc. at 1-800-294-1322; Deutsche Bank Securities Inc. at 1-800-503-4611; J.P. Morgan Securities LLC collect at 1-212-834-5433 or Wells Fargo Securities, LLC at 1-800-645-3751.

This pricing term sheet supplements and, to the extent inconsistent, supersedes the preliminary form of prospectus supplement filed with the SEC by the Issuer on November 4, 2025 (the “Prospectus Supplement”) relating to the Prospectus dated October 31, 2025. All capitalized terms used in this term sheet shall have the meaning ascribed to them in the Prospectus Supplement.

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